Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-189220, 333-189222, 333-189223 and 333-189224) on Form S-8 and the registration statement (No. 333-189390) on Form S-3, in each case, of Liberty Global plc of our report dated February 13, 2014, with respect to the consolidated balance sheets of Liberty Global plc and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive earnings (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedules I and II, and our report dated February 13, 2014 on the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Liberty Global plc.

/s/ KPMG LLP

Denver, Colorado
February 13, 2014